Exhibit 10.17

REAL ESTATE LIEN NOTE

Date:	October 15, 2010

Maker:	M G Cleaners, LLC and Stephen Lawrence Christian

Maker's Mailing Address:

760 CR 1802, Yantis, Wood County, Texas 75497

Payee:	Cynthia Kay Griffith

Place for Payment: P. 0. Box 193, Gary, Panola County, Texas 75643

Principal Amount: $ 450,000.00

[being referred to as $101,500.00 and$348,500.00 in the Membership Purchase Agreement]

Annual Interest Rate on Unpaid Principal from Date: Eight Percent (8%)

Annual Interest Rate on Matured, Unpaid Amounts: Ten Percent (10%)

Terms of Payment (principal and interest):

The principal payment of Fifty Thousand Dollars ($50,000.00) plus the accrued interest is payable annually commencing on October 1, 2011 and with a like payment annually on October 1 each year thereafter of $50,000.00 plus the accrued interest until all principal and interest is fully paid; provided Maker has option to pay the $50,000.00 down payment at any time during October, 2010 with accrued interest.

Security for Payment:

1.	All that certain lot or parcel of land located on the North side of Hayden Street in the City of Carthage, Panola County, Texas, a part of the George Goodwin Survey, Abstract No. 224, and

BEGINNING in the North boundary line of Hayden Street N. 82° 25' 58" E. 505.83 feet from intersection of East boundary line of Texas Farm Road 10 and North boundary line of Hayden Street; THENCE N. 14° 00' 44" W. 127.12 feet to corner;

THENCE S. 82° 04' 19" W. 167.48 feet to Northeast comer of Varnell lot;

THENCE S. 3° 56' 17" E. 125.52 feet with East boundary line of Varnell lot to Southeast corner of Varnell lot in North boundary line of Hayden Street;

THENCE N. 82° 25' 58" E. 189.69 feet with North boundary line of Hayden Street to Point of Beginning; and being the same land described in Deed dated June 19, 1975, from P.L. Campbell to Charles Willie Allen, et ux, recorded in Volume 584, Page 682, Deed Records, Panola County, Texas and being further described in that certain Deed from Charles Willie Allen, et ux to H.P. Long, recorded in Volume 663, Page 143, Deed Records, Panola County, Texas.

2.	All of the membership interest in MG Cleaners, LLC, a Texas Limited Liability Company, pursuant to Certification of Organization Filing No. 800519965 filed 07/18/2005 with the Secretary of State of Texas. The Member is Stephen Lawrence Christian, who hold Membership Certificate conditional on timely payment of the principal and interest on this note. This note and vendor's lien on the real estate is further secured by a Deed of Trust of even date.

Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment the principal amount plus interest at the rates stated above. All unpaid amounts shall be due by the final scheduled payment date. If payment is not made within five days of due date, a two percent penalty will become due and payable.

If Maker defaults in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it, and the default continues after Payee gives Maker notice of the default and the time within which it must be cured, as may be required by law or by written agreement, then Payee may declare the unpaid principal balance and earned interest on this note immediately due. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest, to the extent permitted by law.

If this note or any instrument securing or collateral to it is given to an attorney for collection or enforcement, or if suit is brought for collection or enforcement, or if it is collected or enforced through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection and enforcement, including reasonable attorney's fees and court costs, in addition to other amounts due. Reasonable attorney's fees shall be 30% of all amounts due unless either party pleads otherwise.

Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

When the context requires, singular nouns and pronouns include the plural.

Each Maker is responsible for all obligations represented by this note

Signed on the 15th day of October, 2010.

/s/ Stephen Christian
Stephen Lawrence Christian, Individually
And Member of MG Cleaners, LLC

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